CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY DECLARES 15% STOCK DIVIDEND;
CASH DIVIDEND INCREASED 4%

OAK HARBOR, WA – January 27, 2004 – Washington Banking Company (Nasdaq: WBCO) today announced a 15% stock dividend, to be issued February 26, 2004, to shareholders of record February 10, 2004. Shareholders will receive 15 shares of common stock for each 100 shares of stock owned and cash in lieu of fractional shares. The company also increased its quarterly cash dividend by 4% to $0.0725 per share. The cash dividend will be paid prior to the stock dividend on February 24, to shareholders of record February 9, 2004.

Concurrent with its dividend activity, the holding company for Whidbey Island Bank and Washington Funding Group announced earnings for the fourth quarter and 2003.

“The fourth quarter was a fitting end to an excellent year for Washington Banking Company,” stated Michal Cann, President and CEO. “Fourth quarter and annual profits improved from the prior year, and we are delighted to be able to share that success with our shareholders. This 15% stock dividend follows a 10% stock dividend issued in October 2002. The increase in cash dividend marks the eighth consecutive year of increases in the cash dividend since Washington Banking Company was formed in 1996.”

As reported earlier today, net income increased 31% in the fourth quarter to $1.6 million, or $0.28 per diluted share, compared to $1.2 million, or $0.22 per diluted share a year ago. For 2003, net income increased 12% to $6.0 million, or $1.08 per diluted share, compared to $5.3 million, or $0.98 per diluted share in the previous year. All per share data has been adjusted for this pending stock dividend.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank, and Washington Funding Group, a wholesale mortgage lending subsidiary. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 17 full-service branches located in Island, Skagit, Whatcom and Snohomish counties in Northwestern Washington. Washington Funding Group, established in 2003, provides wholesale lending services operating from four offices located in Washington and Oregon.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “will,” “believe,” “expect,” “should,” “likely,” “anticipate” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or are lower than expected; (4) competitive pressure among financial institutions increases significantly; (5) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (6) the Company’s ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. The ability of the company to pay dividends will depend on the profitability of its subsidiaries, the need to retain or increase capital, and the dividend restrictions imposed upon the Company by applicable banking law. Although the Company anticipates payment of regular cash dividends, the Company cannot guarantee that future dividends will be paid, as they are subject to these limitations and to the discretion of the Board of Directors, and could be reduced or eliminated. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

-0-

        NOTE: Transmitted on Business Wire at 3:19 p.m. PST, January 27, 2004.